Exhibit 99.1
QUALCOMM Completes Acquisition of Flarion Technologies
SAN DIEGO — January 19, 2006 — QUALCOMM Incorporated (Nasdaq: QCOM), a leading developer and innovator of Code Division Multiple Access (CDMA) and other advanced wireless technologies, today announced that it has completed the acquisition of Flarion Technologies, a pioneer and leading developer of Orthogonal Frequency Division Multiplex Access (OFDMA) technology and the inventor of FLASH-OFDM® technology for mobile broadband Internet protocol (IP) services. The acquisition expands QUALCOMM’s already extensive portfolio of OFDMA intellectual property and enhances the Company’s engineering team with expertise in OFDMA technology and products.
QUALCOMM paid approximately $600 million in QUALCOMM stock and cash, including the assumption of vested options and warrants at fair value. Upon the satisfaction of certain milestones, QUALCOMM may also pay an additional $205 million in the form of cash and QUALCOMM stock.
As previously announced, on Jan. 13, 2006 the Antitrust Division of the United States Department of Justice informed QUALCOMM and Flarion that it had terminated its review of the transaction under the Hart-Scott-Rodino Act (see QUALCOMM announcement, Jan. 16, 2006).
“Flarion’s expert engineering staff provides a significant addition to the resources that we have dedicated over the years to develop OFDM and OFDMA technologies. Its impressive intellectual property enhances our substantial OFDMA portfolio,” said Dr. Paul E. Jacobs, CEO of QUALCOMM. “While CDMA remains the optimal technology to provide broadband, spectrally efficient, mobile wide area wireless networks for the foreseeable future, OFDMA’s low complexity at wide signal bandwidths makes it a potential alternative where large blocks of spectrum can be dedicated. This acquisition greatly enhances QUALCOMM’s ability to accelerate the development of both CDMA and OFDMA in support of its customers and partners.”
QUALCOMM expects the acquisition to contribute approximately $0.02 dilution to pro forma earnings per share — primarily R&D expense — and an additional $0.01 dilution to total QUALCOMM earnings per share — primarily stock option expense and a one-time in-process R&D charge — in its fiscal year ending September 2006.
Flarion has a world-class team and an expansive portfolio of OFDMA intellectual property. The combination of Flarion and QUALCOMM’s engineering resources strengthens QUALCOMM’s position as a leader in advanced wireless technology development and enhances QUALCOMM’s ability to design and license OFDMA systems, components and products for operators interested in OFDMA for certain present and future networks. The majority of Flarion’s employees, including its strong engineering base, will be employed by QUALCOMM.
QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on CDMA and other advanced technologies. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500 Index and is a 2005 FORTUNE 500® company traded on The Nasdaq Stock Market® under the ticker symbol QCOM.
Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties, including QUALCOMM’s ability to successfully develop and deploy products based on OFDMA technology, whether additional patents will issue based on Flarion’s technology, as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended September 25, 2005, and most recent Form 10-Q.
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QUALCOMM Contacts:
Jeremy James, Corporate Communications
Phone: 1-858-651-1641
Email: corpcomm@qualcomm.com
Bill Davidson, Investor Relations
Phone: 1-858-658-4813
Email: ir@qualcomm.com